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Rider attached to and forming a part of Policy issued by MONY Life Insurance
Company

Insured:

Unless shown in the Rider Schedule below, the effective date of this Rider is the Date of Issue of the Policy. If any provision of this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.

RIDER SCHEDULE (to be completed ONLY if Rider is attached after the Date of Issue of the Policy)

This Rider is issued in consideration of the application and payment of any minimum premiums. A copy of the application is attached to the Rider.

Policy No:
Date of Issue of this Rider:

                        WAIVER OF MONTHLY DEDUCTION RIDER

The Benefit

What is the Benefit of this Rider?

Subject to the terms and conditions of this Rider, we will waive monthly deductions from the Fund Value when we receive due proof at our Administrative Office that the Insured is totally disabled for 6 months during the Insured's lifetime with no interruption. Total disability must have started before the Insured's Age 65 and while this Rider is in force.

What do "Age 5", "Age 22", "Age 60" and "Age 65" mean?

Age 5, Age 22, Age 60 and Age 65 mean the policy anniversary on or immediately following the Insured's 5th, 22nd, 60th or 65th birthday, as applicable.

What does "total disability" and "totally disabled" mean?

"Total disability" and "totally disabled" mean a disability resulting from bodily injuries or disease and which wholly prevents the Insured from engaging in an Occupation for remuneration or profit and results from a cause not mentioned in "Risks Not Assumed".

What does "Occupation" mean?

During the first 24 months of disability, Occupation means the Insured's regular Occupation. After 24 months it means any occupation for which the Insured is reasonably fitted by education, training or experience. If the Insured has not yet reached Age 22 and is a full-time student, "engaging in an occupation for remuneration or profit" means attending school.

How are monthly deductions waived if total disability starts on or before Age
60?

All monthly deductions which become due during the first 6 months will be waived. After the first 6 months, we will waive all monthly deductions which become due while total disability continues.

We will not waive any monthly deduction before the Insured's Age 5.

How are monthly deductions waived if total disability starts after Age 60 but before Age 65?

All monthly deductions which become due during the first 6 months will be waived. After the first 6 months, while total disability continues, we will waive all monthly deductions which become due during the longer of: (a) the period before Age 65; or (b) a period of 2 years from the start of the total disability.

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Will the waiver affect the Death Benefit Option?

If Death Benefit Option 1 is in effect on the day we receive that due proof, we will automatically change that Option to Death Benefit Option 2.

When will the change of Death Benefit Option take effect?

The change of Death Benefit Option will take effect on the Monthly Anniversary Day that falls on, or next follows, the date we receive that proof, provided the monthly deduction due on that Monthly Anniversary Day will be waived under this Rider.

When can I change to Death Benefit Option 1?

As long as the monthly deduction is being waived under this Rider, Death Benefit Option 1 is not available. When monthly deductions are no longer being waived, you can change to Death Benefit Option 1 on request. The change will be in accordance with the terms of the "Changing the Death Benefit Option" provision. (See Optional Policy Change section of the Policy).

Due Proof of Disability

What is required as proof of total disability?

Due proof of the Insured's total disability for 6 months, without interruption, must be given to us at our Administrative Office, as soon as reasonably possible, while the Insured is living and totally disabled.

We may also require the Insured be examined, at our expense, by one or more physicians of our choice. No monthly deduction will be waived if the Insured was not totally disabled on its Monthly Anniversary Day.

What if proof is not furnished in a timely manner?

Failure to furnish due proof in a timely manner will not invalidate or reduce a claim if it was not reasonably possible to do so.

Does the Company require proof of continuance of total disability?

Due proof of continuance of total disability may be required by us at reasonable intervals. We may require the Insured to be examined, at our expense, by one or more physicians of our choice.

Under what conditions will the Company stop a waiver of monthly deductions?

Monthly deductions will no longer be waived if:

(a) proof of continuance of total disability is not furnished;

(b) examination by a physician is not allowed; or

(c) the Insured is no longer totally disabled.

Under what conditions may a waiver monthly deductions continue without proof of continuance of total disability?

We will continue to waive monthly deductions due without further proof of total disability if:

(a) total disability started before age 60;

(b) the Insured was totally disabled at age 65; and

(c) all monthly deductions due for at least 5 years immediately before Age 65 have been waived.

What if a monthly deduction(s) was made from the Fund Value which should be waived under the terms of this Rider?

If a monthly deduction(s) was made from the Fund Value which should be waived under the terms of this Rider (including deductions made during the 6 month period), we will credit the Policy's Fund Value with the amount of the deduction(s). The credit will be made at the end of the 6 month period or, if later, the date we receive due proof of total disability.

At your request, that monthly deduction(s) will be refunded in cash instead of being credited to the Fund Value. Your request for a cash refund must be in writing and received by us within 31 days of the date we received due proof of the disability.

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Risks Not Assumed

Are there any causes of total disability not covered under this Rider?

Yes. Monthly deductions will not be waived if total disability results from:

(a)  intentionally self inflicted injury; and

(b) special hazards caused by service in the military or naval forces (including air forces) in the time of war, declared or undeclared, including armed aggression by one or more countries resisted on orders of any other country or international organization.

Rider Cost

When is the monthly cost of this Rider deducted and what is it based on?

The monthly cost of this rider is deducted from the Fund Value on each Monthly Anniversary Day. It is based on:

(a)  the Insured's attained age on that Day;

(b)  the Specified Amount in force on that Day; and

(c)  the Insured's class of risk.

The monthly rates for this Rider are shown in Section 2 of the Policy or in a supplement to this Rider.

What is "Class of Risk"?

"Class of Risk" for the Initial Specified Amount is the class of risk to which the Insured belonged on the Policy's Issue Date. "Class of Risk" for any optional increase in Specified Amount is the class of risk to which the Insured belongs on the date the increase takes effect.

When will monthly deductions not be made?

Monthly deductions will not be made under this Rider:

(a)  before Age 5; and

(b)  on and after Age 65; or

(c)  after any earlier end of this Rider.

General Provisions

Can this Rider be contested?

This Rider will be incontestable, as to statements made in the application for it, after it has been in force during the lifetime of the Insured, and without the occurrence of total disability of the Insured, for 2 years from its Date of Issue.

Will monthly deductions which are waived under this Rider be deducted from the amount payable under the Policy?

No. Monthly deductions waived under this Rider will not be deducted from the amount payable under the Policy.

Rider Termination

When will the Rider end?

This Rider will end on the earliest of:

(a) the Monthly Anniversary Day that falls on, or next follows, the date we receive at our Administrative Office, written request to end it;

(b)  the date this Policy goes out of force;

(c)  the day before the Insured's Age 65; or

(d) the Monthly Anniversary Day that falls on, or next follows, the date of death of the Insured.

Termination of this Rider will be without prejudice to any claim existing at the time of such termination.

What does it mean when the Rider ends?

On and after its end, this Rider will have no force.

Attached on its Date of Issue.

/s/ Lee M. Smith
LEE M. SMITH, Secretary